Exhibit 99.1

News Release

Emmanuel Clarke Appointed President of PartnerRe

PEMBROKE, BERMUDA, September 8, 2015 – The Board of Directors of PartnerRe Ltd. (NYSE:PRE) today announced the appointment of Emmanuel Clarke as President of PartnerRe Ltd. effective September 8, 2015. Mr. Clarke will be responsible for leading and managing all of the Company’s operations.

David Zwiener, Interim President and CEO since January 26, 2015, will remain in the role of Interim CEO. Mr. Zwiener will dedicate his time to bringing EXOR’s acquisition of PartnerRe to a successful close, at which point he will step down.

Both appointments have received the full support of EXOR.

Formerly CEO of PartnerRe Global and a member of the executive management team since 2010, Mr. Clarke, 45, has had an 18-year career at PartnerRe, during which time he was instrumental in building the Company’s Global reinsurance business.

Mr. Jean-Paul Montupet, Chairman of the PartnerRe Board, said, “The Board is pleased to announce the appointment of Emmanuel as President, in charge of all of PartnerRe’s operations. Emmanuel has stood out as an exceptional talent throughout his career at PartnerRe and I look forward to working with him.

“I would like to thank David Zwiener for agreeing to continue as Interim CEO during this important transition phase. I am also very pleased with the spirit of trust and cooperation that has developed between EXOR and the PartnerRe Board and management team.”

Mr. Clarke joined PartnerRe as an underwriter in 1997 with the acquisition of SAFR, and was appointed Head of Credit and Surety, Global in 2001, becoming Deputy Head of Specialty Lines, Global in 2002, Head of Property and Casualty, Global in 2006 and Head of Specialty Lines, Global in 2008. In his most recent role as CEO of PartnerRe Global, he initiated a restructuring of the Global organization to better align it with the needs of PartnerRe’s clients.

Mr. Clarke has a Master’s Degree in Business Administration from the University Paris Dauphine, specializing in Finance and Controlling and an MBA in International Business from Baruch College of CUNY.

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

Commenting on his appointment, Mr. Clarke said, “I am honored to accept this position and to have the opportunity to lead PartnerRe’s operations, particularly at this important time in our history. I have a deep and ongoing respect for all that makes PartnerRe the company it is: our intelligent and dedicated people and our unique culture, as well as our clients, many of whom have been with the Company from the outset. These are some of the fundamentals of our strength as a company and I look forward to working with my executive management team to continue to provide exceptional value to our clients.”

Under Mr. Clarke’s leadership, PartnerRe’s executive management team will remain the same with the positions of Bill Babcock as Chief Financial Officer, Laurie Desmet as Chief Operations Officer and Tad Walker as CEO of North America unchanged.

Some additional changes will take place effective September 8, 2015 as follows:

▪	Charles Goldie, has been appointed CEO of PartnerRe Global, heading up PartnerRe Global's executive team.

Mr. Goldie steps into Mr. Clarke’s previous role to lead PartnerRe’s Global business units, except Catastrophe.

Formerly Deputy CEO of PartnerRe Global, Mr. Goldie has 25 years of experience both as an actuary and as a reinsurance underwriting manager. He joined PartnerRe in 2002 as head of the U.S. Specialty Lines portfolio and in 2009 was named Head of Risk Management and Reserving for PartnerRe Global. From 2010 he has been responsible for the management and direction of Global Specialty Lines underwriting. Prior to joining PartnerRe, Mr. Goldie worked for Gerling Global Reinsurance Corporation of America as Head of Casualty Underwriting and for Milliman as a consulting actuary.

Mr. Goldie has a BSc. in Economics from the State University of New York at Binghamton and is a Fellow of the Casualty Actuarial Society.

▪	CEO of North America, Tad Walker, assumes executive responsibility for Catastrophe.

Mr. Walker will continue in his current role as CEO of North America with additional executive responsibility for the Catastrophe business unit. Mr. Walker brings to bear his previous experience as Head of Catastrophe, responsible for managing PartnerRe’s catastrophe book worldwide.

▪	Marvin Pestcoe rejoins PartnerRe as Interim CEO of Life and Health.

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

A former member of PartnerRe’s executive management team, Mr. Pestcoe reprises his role as CEO of PartnerRe’s Life and Health business units on an interim basis. Since retiring from PartnerRe in April 2014, Mr. Pestcoe has continued to work with the Company in a consulting capacity.

In his former role at PartnerRe, Mr. Pestcoe was responsible for PartnerRe’s investments and held executive responsibility for the Life and Health operations following the acquisition of Presidio Reinsurance Group in December 2012.

All three positions report to Mr. Clarke.

Mr. Clarke said, “I am pleased to have such a strong and committed executive management team in place. They are all seasoned reinsurance professionals and leaders, with the depth of experience to provide the stability and continuity we need to complete the January 1 renewals and to close the EXOR transaction. I would like to congratulate Charlie on his new role and on behalf of the organization, I extend a warm welcome to Marvin on his return to PartnerRe.”

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EXOR Acquisition

The acquisition of PartnerRe by EXOR is expected to close in the first quarter of 2016. The “Go-Shop” period as per the merger agreement expires on September 14; to date, all the potential buyers contacted have declined and no expression of interest has been received by PartnerRe.

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About PartnerRe Ltd.

PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company, through its wholly owned subsidiaries, also offers capital markets products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multi-line and other lines in its Non-life operations, mortality, longevity and accident and health in its Life and Health operations, and alternative risk products. For the year ended December 31, 2014, total revenues were $6.5 billion. At June 30, 2015, total assets were $22.5 billion, total capital was $7.9 billion and total shareholders’ equity attributable to PartnerRe was $7.1 billion.

Important Information For Investors And Shareholders

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed business combination between PartnerRe Ltd. (“PartnerRe”) and Exor S.p.A. and certain of its affiliates (collectively, “EXOR”). In connection with this proposed business combination, PartnerRe and/or EXOR may file one or more proxy statements, proxy statement/prospectus or other documents with the Securities and Exchange Commission (the “SEC”). This communication is not a substitute for any proxy statement, proxy statement/prospectus or other document PartnerRe and/or EXOR may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF PARTNERRE ARE URGED TO READ THE PROXY STATEMENT(S), PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement(s) of PartnerRe (if and when available) will be mailed to shareholders of PartnerRe. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by PartnerRe through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by PartnerRe will be available free of charge on PartnerRe’s internet website at http://www.partnerre.com or by contacting PartnerRe’s Investor Relations Director by email at robin.sidders@partnerre.com or by phone at 1-441-294-5216.

Participants in Solicitation

PartnerRe, its directors and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of PartnerRe is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 26, 2015, its proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on April 1, 2014, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, which was filed with the SEC on July 31, 2015 and its Current Reports on Form 8-K, which were filed with the SEC on January 29, 2015, May 16, 2014 and March 27, 2014.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Forward Looking Statements

Certain statements in this communication regarding the proposed transaction between PartnerRe and EXOR are “forward-looking” statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “illustrative,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “anticipate,” “likely” “plan,” “positioned,” “strategy,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. These forward-looking statements, which are subject to risks, uncertainties and assumptions about PartnerRe and EXOR, may include projections of their respective future financial performance, their respective anticipated growth strategies and anticipated trends in their respective businesses. These statements are only predictions based on current expectations and projections about future events. There are important factors that could cause actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including the risk factors set forth in PartnerRe’s most recent reports on Form 10-K, Form 10-Q and other documents on file with the SEC and the factors given below:

•      the failure to obtain the approval of shareholders of PartnerRe in connection with the proposed transaction;

•      the failure to consummate or delay in consummating the proposed transaction for other reasons;

•      the timing to consummate the proposed transaction;

•      the risk that a condition to closing of the proposed transaction may not be satisfied;

•      the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated; and

•      the diversion of management time on transaction-related issues.

PartnerRe’s forward-looking statements are based on assumptions that PartnerRe believes to be reasonable but that may not prove to be accurate. PartnerRe cannot guarantee future results, level of activity, performance or achievements. Moreover, PartnerRe assumes no responsibility for the accuracy and completeness of any of these forward-looking statements. PartnerRe assumes no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise, except as may be required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

PartnerRe on the Internet: www.partnerre.com

Contacts:	PartnerRe Ltd.	Sard Verbinnen & Co.
	(441) 292-0888	(212) 687-8080
	Investor Contact: Robin Sidders	Drew Brown/Daniel Goldstein
Media Contact: Celia Powell

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com